                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                   Under the Securities Exchange Act of 1934
                              (Amendment No.    )1
                                            ----

                              DEMANDSTAR.COM, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  24802Q-10-2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                 MARCH 27, 2000
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [ X ]  Rule 13d-1(d)


---------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.      24802Q-10-2              13G            PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                       H.T.E., INC. (IRS NO. 59-2133858)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,500,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,500,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]
               -0-
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               28.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
               CO
          ---------------------------------------------------------------------
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ITEM 1(A).     NAME OF ISSUER

               DemandStar.com, Inc.
               ----------------------------------------------------------------

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1200 S. Pine Island Rd., Suite 600, Plantation, FL  33324
               ----------------------------------------------------------------

ITEM 2(A).     NAME OF PERSON FILING:

               H.T.E., Inc.
               ----------------------------------------------------------------

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

--------------------------------------------------------------------------------

               1000 Business Center Drive, Lake Mary, FL  32746
               ----------------------------------------------------------------

ITEM 2(C).     CITIZENSHIP:

               Florida
               ----------------------------------------------------------------

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock
               ----------------------------------------------------------------

ITEM 2(E).     CUSIP NUMBER:

               24802Q-10-2
               ----------------------------------------------------------------

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
               OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Exchange Act.

               (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act.

               (e) [ ] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.        OWNERSHIP.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount beneficially owned:

                         2,500,000 shares*
               ----------------------------------------------------------------

               (b)   Percent of class:

                         28.1%
               ----------------------------------------------------------------

               (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote         2,500,000
               ----------------------------------------------------------------

               (ii)  Shared power to vote or to direct the vote             -0-
               ----------------------------------------------------------------

               (iii) Sole power to dispose or to direct the
                         disposition of                               2,500,000
               ----------------------------------------------------------------

               (iv)  Shared power to dispose or to direct the disposition of -0-
               ----------------------------------------------------------------

               INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

               * Includes (i) 750,000 shares of common stock issuable upon conversion of Series A preferred stock, and (ii) 500,000 shares of common stock issuable pursuant to currently exercisable common stock purchase warrants.



                               Page 3 of 4 Pages



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ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

                     INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                     NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                     NOT APPLICABLE

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                     NOT APPLICABLE

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
                     NOT APPLICABLE

ITEM 10.       CERTIFICATIONS.
                     NOT APPLICABLE



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    January 23, 2001
                                    -------------------------------------------
                                    (Date)


                                    H.T.E., INC.


                                    By: /s/ L. A. Gornto, Jr.
                                       ----------------------------------------
                                    (Signature)


                                    L. A. Gornto, Jr., Executive Vice President
                                    -------------------------------------------
                                    (Name/Title)



                               Page 4 of 4 Pages